Exhibit 99.1

NEWS RELEASE

For:  CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES

2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS

Hope, Arkansas 71801

17 Stonepointe Dr., Escondido, CA 92025

Jerry A. Bragiel, President

Contact: Alex Tassos  (760-737-7000)

870-777-8821

CHAMPION PARTS REPORTS FIRST QUARTER PROFITS

UP 49.4% ON HIGHER NET SALES

HOPE, Ark., May 26, 2006 -- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced a net profit increase of 49.4%  for the first quarter ended April 2, 2006 of $239,000, or $0.07 per share, compared to $160,000, or $0.04 per share for the same period in 2005.  Net sales increased 5.6% to $6,137,000, compared to $5,813,000 in 2005.

“We are especially pleased with the 49.4% increase in our first quarter profitability and also very gratified to see a 5.6% rise in our net sales, despite higher costs of products sold,” said Jerry A. Bragiel, president and chief executive officer.  “It’s a combination that’s tough to beat,”  Bragiel continued, “and we were also encouraged to see an early-season demand and increase in net sales for our air conditioning products and a higher than anticipated net sales of carburetor products.”

The chief executive noted that “with the warmer months ahead, the company expects a continued strong demand for our air conditioning product lines.”

The company said that its management and marketing strategies and concerted operational efforts are reflected in the strong first quarter results and improvements in its balance sheet.

Included were lower loan balances on its available credit facilities compared to the first quarter 2005, which resulted in a lower interest expense; higher average product selling prices, reflecting favorably on net sales; an improvement of $544,000 in net working capital compared to 2005 year-end, primarily reflecting higher accounts receivable, and a lower parts inventory was also achieved.

The company also said it is continuing its pursuit of new products and markets for existing products, which include internal new product development, as well as acquisition opportunities.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

…more

Champion Parts, Inc.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales, new product development and market expansion.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Management’s Discussion and Analysis of Operations - Factors Which May Affect Future Results and Business – Risk Factors sections of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (CONDENSED)

FOR THE PERIODS ENDED

(Unaudited)

	Three Months April 2, 2006	Three Months April 3, 2005
Net Sales………………………………………….........	$6,137,000	$5,813,000
Costs and Expenses:
Cost of products sold…………………………	5,107,000	4,937,000
Selling, distribution & administrative………...	626,000	571,000
Total costs and expenses……………………….	5,733,000	5,508,000

Operating income………………………………...	404,000	305,000

Non-operating expense/(income):
Interest expense, net…………………………….	147,000	170,000
Other non-operating (income)…………………..	(3,000)	(43,000)
Total non-operating expense/(income)………….	144,000	127,000

Net income before income taxes…………………	260,000	178,000

Income taxes……………………………………	21,000	18,000

Net income………………………………………..	$ 239,000	$ 160,000

Weighted Average Common Shares Outstanding at April 3, 2005:
Basic………………………………………….	3,655,266	3,655,266
Diluted………………………………………..	3,703,795	3,753,371

Earnings Per Common Share - Basic:
Net income per common share – basic………….	$ 0.07	$ 0.04

Earnings Per Common Share - Diluted:
Net income per common share – diluted………...	$ 0.06	$ 0.04

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